Exhibit 99.1

Heritage Reports Fourth Quarter 2022 Results

Tampa, FL – March 2, 2023: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter of 2022 financial results.

Fourth Quarter 2022 Highlights

•	Fourth quarter net income of $12.5 million or $0.48 per diluted share, compared to a net loss of $49.2 million or ($1.79) per diluted share in the prior year quarter.

•	Fourth quarter non-GAAP adjusted net income** of $12.5 million or $0.48 per diluted share, up from adjusted net income of $11.3 million or $0.41 per diluted share in the prior year quarter.

•	Premiums-in-force of $1.3 billion, up 9.6% year-over-year driven by rate increases while policies in-force are down 7.2%, resulting in average premium increasing 18.1%.

•	Gross premiums written of $322.1 million, up 15.5% from $278.8 million in the prior year quarter.

•	Gross premiums earned of $317.3 million, up 8.0% from $293.7 million in the prior year quarter.

•	Net loss ratio of 62.4% up 0.5 points from 61.9% in fourth quarter 2022.

•	Net expense ratio of 33.7% up 2.4 points from 31.3% in the prior year quarter.

•	Net combined ratio of 96.1%, up 2.9 points from 93.2% in fourth quarter 2022.

•	Repurchased 341,075 shares of common stock under the stock repurchase program at an average price of $1.78 per share for an aggregate purchase price of approximately $625,000.

•

Continued successful exposure management with Florida admitted market personal line policies-in-force and total insured value (“TIV”) intentionally declining by 16.7% and 12.0%, respectively, as compared to the prior year period, while in-force premium declined only 2.2%.

“Our fourth quarter metrics continue to demonstrate our focus on strategic profitability initiatives.” said Heritage CEO Ernie Garateix. “The strategy we’ve been executing includes tightening underwriting, constraining new business in certain geographies, maintaining a balanced portfolio, optimizing our allocation of capital, and ensuring rate adequacy. We are encouraged by our improving metrics and the long-term positive impact we believe they will have on our underwriting income. We believe this discipline also better positions Heritage for the renewal of its reinsurance program in June. Additionally, I am encouraged by the recently passed Florida Senate Bill 2A, during the December special session of the Florida legislature. I am cautiously optimistic that it will accomplish the goals of the legislature, our Governor, and State CFO to stabilize the Florida property insurance market and curtail abusive claims practices. Our strategy will remain unchanged until we see the impacts of the legislative changes in our results.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected for Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made since fourth quarter 2021.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•	Significant rating actions throughout the book of business resulting in an increase in average premium per policy of 18.1% over the prior year quarter and 5.6% over third quarter 2022.

•	Premiums-in-force of $1.3 billion are up 9.6% from the prior year while policy count is down 7.2% due to prior underwriting efforts.

•	Continued focus on timely rate actions, tightening underwriting criteria, and expanding restrictions on new business written in over-concentrated markets or products.

•	Allocate capital to products and geographies that maximize long-term returns.

•	Increased commercial residential premium by 41.1% year over year while TIV only increased 21.5% and policies in force increased by only 0.4% .

** Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

•

Reduced policy count for Florida personal lines business by 16.2% as compared to the prior year period. The disciplined underwriting and rating actions have reduced Florida personal lines TIV by 11.1% while reducing premiums in force by only 1.9%.

•	This disciplined underwriting approach resulted in a policy count reduction of 2.5% in other states while generating a 11.9% increase in premiums in force.

•	Maintain a balanced and diversified portfolio.

•	No state represents over 26% of the Company’s TIV.

•	The top four states grew TIV by an average 2.2% while the smallest five states grew by 56.7%.

•	As a result of diversification efforts, the top five personal lines states represented 79.2% of all TIV at fourth quarter 2022 compared to 79.8% of all TIV at fourth quarter 2021.

•	Provide coverages suitable to the market and return targets.

•	Offering Excess & Surplus lines (“E&S”) policies in California and Florida.

•	Expanding E&S to South Carolina during second quarter of 2023.

•	Continue to evaluate other states for E&S and other products.

Capital Management

Heritage’s Board of Directors has decided to continue its temporary suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. In the fourth quarter of 2022, the Company repurchased 341,075 shares of common stock under the stock repurchase program at an average price of $1.78 per share for an aggregate purchase price approximately $625,000.

Results of Operations

The following table summarizes results of operations for the for the three months and year ended December 31, 2022 and 2021 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change		2022	2021	Change
Revenue	$174,588	$166,712	4.7%		$662,460	$631,561	4.9%
Net income (loss)	$12,501	$(49,218)	(125.4)%		$(154,363)	$(74,727)	106.6%
Adjusted net income (loss)**	$12,501	$11,282	10.8%		$(63,589)	$(14,227)	347.0%
Net income (loss) per share	$0.48	$(1.79)	(127.0)%		$(5.86)	$(2.69)	118.0%
Adjusted net income (loss) per share**	$0.48	$0.41	17.1%		$(2.41)	$(0.51)	372.5%
Book value per share	$5.13	$12.82	(60.0)%		$5.13	$12.82	(60.0)%
Adjusted book value per share**	$7.23	$12.99	(44.3)%		$7.23	$12.99	(44.3)%
Return on equity*	40.2%	(52.6)%	92.8	pts	(65.1)%	(19.0)%	(46.1	)pts
Adjusted return on equity**	40.2%	12.1%	28.1	pts	(26.8)%	(3.6)%	(23.2	)pts
Underwriting summary
Gross premiums written	$322,050	$278,820	15.5%		$1,275,031	$1,164,879	9.5%
Gross premiums earned	$317,285	$293,696	8.0%		$1,208,824	$1,144,162	5.7%
Ceded premiums earned	$(151,114)	$(133,768)	13.0%		$(571,759)	$(533,091)	7.3%
Net premiums earned	$166,171	$159,928	3.9%		$637,065	$611,071	4.3%
Ceded premium ratio	47.6%	45.5%	2.1	pts	47.3%	46.6%	0.7	pts
Ratios to Net Premiums Earned:
Loss ratio	62.4%	61.9%	0.5	pts	78.7%	69.9%	8.8	pts
Expense ratio	33.7%	31.3%	2.4	pts	35.6%	34.7%	0.9	pts
Combined ratio	96.1%	93.2%	2.9	pts	114.3%	104.6%	9.7	pts

NM—Not Meaningful

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note:	Percentages and sums in the table may not recalculate precisely due to rounding.

** Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Fourth Quarter 2022 Results

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Fourth quarter 2022 net income of $12.5 million or $0.48 per diluted share, compared to a net loss of $49.2 million or ($1.79) per diluted share in the prior year quarter was primarily driven by a $60.5 million ($2.20 per share) non-cash, substantially non-deductible, goodwill impairment charge taken in the fourth quarter of 2021. The goodwill impairment charge was recorded following the Company’s annual valuation review and principally stemmed from its common stock valuation and prevailing valuation multiples in the property insurance market. In addition, the Company reduced its valuation allowance between the third and fourth quarter by $4.3 million, favorably impacting the effective tax rate for the quarter. The valuation allowance relates to certain tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. The favorable impact on income taxes offset the higher combined ratio driven by a higher ceded premium ratio.

•

Fourth quarter 2022 non-GAAP adjusted net income** of $12.5 million or $0.48 per diluted share, increased from adjusted net income of $11.3 million or $0.41 per share in the prior year quarter. The improved results were primarily driven by the favorable impact of income taxes for the current year quarter partly offset by a higher combined ratio which are both explained above.

•

Gross premiums written of $322.1 million were up 15.5% from $278.8 million in the prior year quarter as intentional exposure-management and rate adequacy efforts improved the average premium across the book of business. This amount reflects a 26.4% increase in Florida premium driven by higher rates for all business, organic growth in the CRES product, and expansion of the Company’s surplus lines product as well as a 7.2% rate-related increase in other states with a policy count reduction of 7.2% across the book. Rate increases continued to meaningfully benefit written premiums throughout the book of business and diversification of Florida products by increasing the Florida CRES and Florida E&S business is allowing Heritage to optimize Florida business written. Premiums from our Florida commercial general liability (“CGL”) program remained fairly steady quarter over quarter.

•

Premiums-in-force were $1.3 billion as of fourth quarter 2022, representing a 9.6% increase from fourth quarter 2021 due to continued proactive underwriting and rate actions, despite a policy count reduction of approximately 40,000.

•

Gross premiums earned of $317.3 million were up 8.0% from $293.7 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by higher average premium per policy.

•	Net earned premiums of $166.2 million increased 3.9% from $159.9 million in the prior year quarter despite a 13.0% increase in ceded premium, driven by the increase in gross premium earned.

•

Ceded premium ratio of 47.6% was up 2.1 points from 45.5% in the prior year quarter driven by a higher cost of the 2022-2023 catastrophe excess of loss program partly offset by the increase in gross earned premium. Ceded premium includes catastrophe excess of loss reinsurance contracts, quota share contracts for the Northeast business, and other contracts as described in the Company’s financial reports.

•

Net loss ratio of 62.4% for the quarter increased 0.5 points from 61.9% in the prior year quarter. The increase primarily stems from higher ceded premium over the prior year quarter, higher attritional losses over the prior year quarter, and $2.2 million of adverse prior year development compared to $0.5 million of favorable prior year development in the prior year quarter, which was partly offset by lower weather losses and higher loss mitigation income in the quarter. Net current accident year weather losses of $27.5 million, down 8.0% from $29.8 million in the prior year quarter. Current accident year catastrophe weather losses of $15.3 million increased 30.5% from $11.7 million in the prior year quarter. Current accident year other weather losses were $12.2 million, down 32.7% from $18.1 million in the prior year quarter.

** Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

•

Net expense ratio of 33.7%, up 2.4 points from the prior year quarter amount of 31.3%, primarily driven by the higher ceded premium ratio as well as higher policy acquisition costs associated with the increase in gross premiums written and higher general and administrative expenses primarily associated with IT and employee benefits.

•	Net combined ratio of 96.1%, up 2.9 points from 93.2% in the prior year quarter, primarily driven by the higher ceded premium ratio.

•

Effective tax rate was (5.5%) compared to (9.7%) in the prior year quarter. The effective tax rate for the fourth quarter of 2022 benefitted from a reduction in the valuation allowance for a deferred tax asset from $10.7 million in the third quarter of 2022 to $6.4 million in the fourth quarter. The $4.3 million valuation allowance stems from favorable fourth quarter Osprey Re results, which allowed for recognition of deferred tax assets during the current quarter. The effective tax rate for the fourth quarter of 2021 was impacted by a substantially non-deductible non-cash goodwill impairment of $60.5 million which resulted in a negative effective tax rate in a quarter with a pre-tax loss. There were no impairments recorded during the fourth quarter of 2022. The effective tax rate can vary driven by the impact of permanent differences in relation to the pre-tax income or loss each quarter.

Supplemental Information:

		At December 31,
Policies in force:	2022	2021	% Change
Florida	182,673	215,074	(15.1)%
Other States	347,234	356,242	(2.5)%

Total	529,907	571,318	(7.2)%

Premiums in force:
Florida	$599,596,526	$560,431,244	7%
Other States	684,469,189	611,972,698	11.8%

Total	$1,284,065,715	$1,172,103,942	9.6%

Total Insured Value:
Florida	$103,752,777,168	$107,144,880,580	(3.2)%
Other States	306,070,446,229	290,830,572,887	5.2%

Total	$409,823,223,397	$397,975,453,467	3.0%

Book Value Analysis

Book value per share decreased to $5.13 at December 31, 2022, down 60.0% from fourth quarter 2021. The decrease from December 31, 2021 is attributable to a year-to-date net loss, driven primarily by a non-cash goodwill impairment charge of $90.8 million, net of taxes, made in the second quarter of 2022, and higher weather losses, driven primarily by Hurricanes Ian and Nicole, as well as an increase of $49.0 million of net unrealized losses on the Company’s available-for-sale fixed income securities portfolio. The unrealized losses were due to the sharp decline in bond prices during 2022 as a result of the higher interest rate environment. The Company’s fixed income portfolio average credit rating is A+ with a duration of 3.2 years at December 31, 2022. We do not anticipate a need to sell the investments in advance of maturity. As such, we do expect the unrealized losses to roll as investments mature.

		As Of
Book Value Per Share	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020
Numerator:
Common stockholders’ equity	131,039	$343,051	$442,344
Denominator:
Total Shares Outstanding	25,539,433	26,753,511	27,748,606

Book Value Per Common Share	5.13	$12.82	$15.94

Adjusted Book Value Per Common Share**	7.23	$12.99	$15.94

** Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

Conference Call Details:

Friday, March 3, 2023 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31,
	2022	2021
ASSETS
Fixed maturities, available-for-sale, at fair value	$635,572	$669,354
Equity securities, at fair value,	1,514	1,415
Other investments, net	16,484	23,929

Total investments	653,570	694,698
Cash and cash equivalents	280,881	359,337
Restricted cash	6,691	5,415
Accrued investment income	3,817	3,167
Premiums receivable, net	92,749	71,925
Reinsurance recoverable on paid and unpaid claims, net	805,059	269,391
Prepaid reinsurance premiums	306,977	265,873
Income taxes receivable	12,118	11,739
Deferred income tax asset, net	16,841	—
Deferred policy acquisition costs, net	99,617	93,881
Property and equipment, net	25,729	17,426
Right-of-use lease asset, net	27,467	27,753
Intangibles, net	49,575	55,926
Goodwill	—	91,959
Other assets	11,509	12,272

Total Assets	$2,392,600	$1,980,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$1,131,807	$590,166
Unearned premiums	656,641	590,419
Reinsurance payable	199,803	191,728
Long-term debt, net	128,943	120,757
Deferred income tax liability, net	—	9,426
Advance premiums	26,516	24,504
Accrued compensation	6,594	8,014
Lease liability	31,247	31,172
Accounts payable and other liabilities	80,010	71,525

Total Liabilities	$2,261,561	$1,637,711

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	334,711	332,797
Accumulated other comprehensive income, net of taxes	(53,585)	(4,573)
Treasury stock, at cost	(130,900)	(123,557)
Retained (deficit) earnings	(19,190)	138,381

Total Stockholders’ Equity	131,039	343,051

Total Liabilities and Stockholders’ Equity	$2,392,600	$1,980,762

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income (Loss)

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE:
Gross premiums written	$322,050	$278,820	$1,275,031	$1,164,879
Change in gross unearned premiums	(4,765)	14,876	(66,207)	(20,717)

Gross premiums earned	317,285	293,696	1,208,824	1,144,162
Ceded premiums	(151,114)	(133,768)	(571,759)	(533,091)

Net premiums earned	166,171	159,928	637,065	611,071
Net investment income	4,927	1,855	11,977	5,652
Net realized and unrealized (losses) gains	(137)	910	(258)	(16)
Other revenue	3,627	4,019	13,676	14,854

Total revenue	174,588	166,712	662,460	631,561
EXPENSES:
Losses and loss adjustment expenses	103,753	98,994	501,162	427,370
Policy acquisition costs	40,478	36,785	156,304	145,968
General and administrative expenses	15,449	13,297	70,396	65,787
Goodwill impairment	—	60,500	91,959	60,500

Total expenses	159,680	209,576	819,821	699,625

Operating income (loss)	$14,908	$(42,864)	$(157,361)	$(68,064)
Interest expense, net	3,059	2,017	8,809	7,970

Income (loss) before taxes	$11,849	$(44,881)	$(166,170)	$(76,034)

(Benefit) provision for income taxes	(652)	4,337	(11,807)	(1,307)

Net income (loss)	$12,501	$(49,218)	$(154,363)	$(74,727)

OTHER COMPREHENSIVE INCOME (LOSS) :
Change in net unrealized gains on investments	1,068	(5,345)	(64,335)	(13,661)
Reclassification adjustment for net realized investment losses (gains)	137	32	258	(64)
Income tax benefit related to items of other comprehensive income (loss)	(217)	1,145	15,065	3,095

Total comprehensive income (loss)	$13,489	$(53,386)	$(203,375)	$(85,357)

Weighted average shares outstanding
Basic	25,765,204	27,546,664	26,343,826	27,804,355
Diluted	25,849,467	27,546,664	26,343,826	27,804,355
Earnings (loss) per share
Basic	$0.49	$(1.79)	$(5.86)	$(2.69)
Diluted	$0.48	$(1.79)	$(5.86)	$(2.69)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.23 billion of gross personal and commercial residential premium across its multi-state footprint.

Non-GAAP Financial Measurements

We measure our performance with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of these financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our performance in future periods. For further information and a reconciliation to the most applicable financial measures under U.S. GAAP, refer to our reconciliation below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly comparable GAAP financial measure is net income. Non-GAAP adjusted net income is calculated by adding back the non-recurring, non-cash charges of $90.8 million and $60.5 million, net of taxes, related to impairment of goodwill for the years ended December 31, 2022 and 2021, respectively.

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the non-GAAP adjusted net income by the number of fully diluted shares at the end the of period.

Non-GAAP adjusted return on equity is a non-GAAP measure and is calculated by using non-GAAP adjusted net income as the base for the calculation.

Non-GAAP adjusted book value per share is a non-GAAP measure and is calculated by dividing total stockholders’ equity excluding accumulated other comprehensive loss, net of tax, by the total common shares outstanding.

We use these non-GAAP financial measures internally as performance measures and believe that these measures reflect the financial performance of the Company’s ongoing business and core operations. As a supplement to the primary GAAP presentations, Non-GAAP financial measures provide meaningful supplemental information about our operating performance. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). These metrics should only be considered as supplemental to net income, earnings per share and return on equity as measures of our performance. These measures should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

The following tables are reconciliations of adjusted net income, adjusted earnings per share and adjusted return on equity to the most directly comparable U.S. GAAP financial measures for the quarters and years ended December 31, 2022 and 2021, respectively:

Statement of Operations Non-GAAP Reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change		2022	2021	Change

Income Statement Data	(in thousands except per share data)
Net income (loss)	$12,501	$(49,218)	(125.4)%		$(154,363)	$(74,727)	106.6%
Less: Goodwill impairment	—	(60,500)	NM		(90,774)	(60,500)	50.0%

Non-GAAP adjusted net income (loss)	$12,501	$11,282	10.8%		$(63,589)	$(14,227)	347.0%
Diluted Earnings Per Share Data
Net income (loss)	$0.48	$(1.79)	(127.0)%		$(5.86)	$(2.69)	118.0%
Less: Goodwill impairment, net of tax	—	(2.20)	NM		(3.45)	(2.18)	58.3%

Non-GAAP adjusted net income (loss)	$0.48	$0.41	18.1%		$(2.41)	$(0.51)	372.5%
Return on Equity Data
Return on Equity	40.2%	(52.6)%	92.8	pts	(65.1)%	(19.0)%	(46.1	)pts
Less: Goodwill impairment, net of tax	—%	(64.7)%	64.7	pts	(38.3)%	(15.4)%	(22.9	)pts

Non-GAAP adjusted return on equity	40.2%	12.1%	28.1	pts	(26.8)%	(3.6)%	(23.2	)pts

Return on Equity Non-GAAP Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands except per share data)
Income Statement Data	(annualized)

Net income (loss)	$50,004	$(196,874)	$(154,363)	$(74,727)
Non-GAAP adjusted net income (loss)	$50,004	$45,126	$(63,589)	$(14,227)
Divided by Average Equity:
Shareholders’ equity, at the beginning period	$117,697	$405,025	$343,051	$442,344
Shareholders’ equity, at end of period	131,039	343,051	131,039	343,051

Average Shareholders’ Equity	$124,368	$374,038	$237,045	$392,697

Return on Equity	40.2%	(52.6)%	(65.1)%	(19.0)%

Non-GAAP adjusted return on equity	40.2%	12.1%	(26.8)%	(3.6)%

Return on Common Equity to Adjusted Book Value

	As Of
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Stockholders’ Equity Reconciliation	(in thousands except per share data)
Common stockholders’ equity	$131,039	$343,051	$442,344
Add: Accumulated other comprehensive loss, net of tax	53,585	4,573	—

Non-GAAP adjusted common stockholders’ equity	$184,624	$347,624	$442,344

Number of shares outstanding	25,539	26,754	27,749
Book value per common share	$5.13	$12.82	$15.94
Non-GAAP adjusted book value per common share	$7.23	$12.99	$15.94

Note: Percentages and sums in the tables may not recalculate precisely due to rounding

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability, exposure management, rate adequacy and our ability to create value for our shareholders; ability to achieve consistent long-term quarterly earnings and drive shareholder value; continued increase in average premium per policy; expected continued changes in our portfolio to reduce exposure and generate long term returns; the expected benefits of excess and surplus insurance products; expected losses from Hurricane Ian; future dividend payments; the impact of legislation on the homeowner’s insurance marketplace and litigious practices in Florida; our ability to successfully manage inflationary pressures; expectations regarding our fixed income investment portfolio; and our ability to successfully regain value in the Company and achieve our target return on equity. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Julia Ward

Lambert

HRTG@lambert.com